Exhibit 99.1

Zymeworks to Present at J.P. Morgan Healthcare Conference and Host Two

Webcasts in January to Provide Updates on its Lead Clinical Programs

Zanidatamab and ZW49

Vancouver, British Columbia (January 7, 2021) – Zymeworks Inc. (NYSE: ZYME), a clinical-stage biopharmaceutical company developing multifunctional biotherapeutics, today announced that management will present at the upcoming 39th Annual J.P. Morgan Healthcare Conference. In addition, Zymeworks will host two webcasts in January to discuss the zanidatamab clinical data presented at the American Society of Clinical Oncology Gastrointestinal Cancers Symposium (ASCO GI) and provide an update on ZW49’s clinical progress.

J.P. Morgan Healthcare Conference Presentation

The J.P. Morgan presentation will take place on Monday, January 11, 2021 at 3:40 p.m. ET.

Zanidatamab ASCO GI Webcast

Zymeworks will host a webcast on Friday, January 15, 2021 at 5:00 pm ET to discuss the clinical results for the Company’s HER2 bispecific, zanidatamab, in biliary tract cancer and gastroesophageal cancer presented at ASCO GI earlier that day. The data will be discussed by lead investigator, Dr. Funda Meric-Bernstam, M.D., Clinical Investigator and Chair of the Department of Investigational Cancer Therapeutics at The University of Texas MD Anderson Cancer Center.

ZW49 Clinical Update Webcast

Zymeworks will host a webcast on Wednesday, January 27, 2021 at 4:30 pm ET to provide an update on clinical progress from the Phase 1 dose-escalation study for the Company’s HER2 bispecific antibody-drug conjugate, ZW49.

Interested parties can access these live webcasts via a link from Zymeworks’ website at http://ir.zymeworks.com/events-and-presentations. Participants are encouraged to connect five to ten minutes prior to the scheduled start time. A recorded replay will also be available on the website shortly after the webcast concludes.

About Zymeworks Inc.

Zymeworks is a clinical-stage biopharmaceutical company dedicated to the development of next-generation multifunctional biotherapeutics. Zymeworks’ suite of therapeutic platforms and its fully integrated drug development engine enable precise engineering of highly differentiated product candidates. Zymeworks’ lead clinical candidate, zanidatamab (ZW25), is a novel Azymetric™ bispecific antibody which has been granted Breakthrough Therapy designation by the FDA and is currently enrolling in a registration-enabling clinical trial for refractory HER2+ biliary tract cancer as well as several Phase 2 clinical trials for HER2+ gastroesophageal and breast cancers. Zymeworks’ second clinical candidate, ZW49, is a bispecific antibody-drug conjugate currently in Phase 1 clinical development and combines the unique design and antibody framework of zanidatamab with Zymeworks’ proprietary ZymeLink™ linker-cytotoxin. Zymeworks is also advancing a deep preclinical pipeline in oncology (including immuno-oncology agents) and other therapeutic areas. In addition, its therapeutic platforms are being leveraged through strategic partnerships with nine biopharmaceutical companies. For additional information about Zymeworks, visit www.zymeworks.com and follow @ZymeworksInc on Twitter.

Contacts:

Investor Inquiries:

Ryan Dercho, Ph.D.

(604) 678-1388

ir@zymeworks.com

Tiffany Tolmie

(604) 678-1388

ir@zymeworks.com

Media Inquiries:

Mary Klem

(604) 678-1388

media@zymeworks.com